Exhibit 99.2


Inso Corporation Completes Sale Of Linguistic
Software Business to Lernout & Hauspie


BOSTON, April 24, 1998 - Inso Corporation
(Nasdaq: INSO) today announced that it has completed the sale of the assets of its linguistic software business unit to Lernout &
Hauspie Speech Products NV (Nasdaq: LHSPF), on the terms previously disclosed.

Inso Corporation is a leading provider of dynamic electronic publishing and information sharing software products that operate in environments ranging from computer desktops to the Internet. Inso's staff is heavily involved in XML and other electronic publishing standards development efforts. The Company markets its products to major corporations, government agencies, and original equipment manufacturers of computer hardware and software. Information about Inso and its products can be found at http://www.inso.com.